Exhibit 5.4(b)

9 December 2011	Our Ref: JH/pg/P1726-105088

WireCo WorldGroup Inc.

12200 NW Ambassador Drive

Kansas City, MO 64163

USA

Dear Sirs

WIRECO WORLDGROUP (CAYMAN) INC.

We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in relation to the Documents (as defined in Schedule 1) being entered into by WireCo WorldGroup (Cayman) Inc. (the “Company”).

For the purposes of giving this opinion, we have examined and relied upon the originals, copies or translations of the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in the Documents nor upon the commercial terms of the transactions contemplated by the Documents.

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we consider relevant, and subject to the qualifications set out in Schedule 3, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.

1.	The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and is in good standing with the Registrar of Companies in the Cayman Islands.

2.	The Company has full corporate power and authority to execute and deliver the Documents to which it is a party and to perform its obligations under the Documents.

3.	The Documents to which the Company is a party have been duly authorised and executed by the Company.

Walkers

Walker House, 87 Mary Street, George Town

Grand Cayman KY1-9001, Cayman Islands

T +1 345 949 0100 F +1 345 949 7886 www.walkersglobal.com

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4.	The execution, delivery and performance of the Documents to which the Company is a party, the consummation of the transactions contemplated thereby and the compliance by the Company with the terms and provisions thereof do not:

(a)	contravene any law, public rule or regulation of the Cayman Islands applicable to the Company which is currently in force; or

(b)	contravene the Memorandum and Articles of Association of the Company.

5.	Neither:

(a)	the execution, delivery or performance of any of the Documents to which the Company is a party; nor

(b)	the consummation or performance of any of the transactions contemplated thereby by the Company,

requires the consent or approval of, the giving of notice to, or the registration with, or the taking of any other action in respect of any Cayman Islands governmental or judicial authority or agency.

6.	The law (if any) chosen in each of the Documents to which the Company is a party to govern its interpretation would be upheld as a valid choice of law in any action on that Document in the courts of the Cayman Islands (the “Courts” and each a “Court”).

7.	Save as set out in qualification 2 in Schedule 3, there are no stamp duties, income taxes, withholdings, levies, registration taxes, or other duties or similar taxes or charges now imposed, or which under the present laws of the Cayman Islands could in the future become imposed, in connection with the enforcement or admissibility in evidence of the Documents or on any payment to be made by the Company or any other person pursuant to the Documents. The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax.

8.	None of the parties to the Documents is or will be deemed to be resident, domiciled or carrying on business in the Cayman Islands by reason only of the execution, delivery, performance or enforcement of the Documents to which any of them is party.

9.	A judgment obtained in a foreign court (other than certain judgments of a superior court of any state of the Commonwealth of Australia) will be recognised and enforced in the Courts without any re-examination of the merits at common law, by an action commenced on the foreign judgment in the Grand Court of the Cayman Islands (the “Grand Court”), where the judgment:

(a)	is final and conclusive;

(b)	is one in respect of which the foreign court had jurisdiction over the defendant according to Cayman Islands conflict of law rules;

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(c)	is either for a liquidated sum not in respect of penalties or taxes or a fine or similar fiscal or revenue obligations or, in certain circumstances, for in personam non-money relief (following Bandone Sdn Bhd v Sol Properties Inc. [2008] CILR 301); and

(d)	was neither obtained in a manner, nor is of a kind enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

10.	It is not necessary under the laws of the Cayman Islands that any of the Documents be registered or recorded in any public office or elsewhere in the Cayman Islands in order to ensure the validity or enforceability of any of the Documents.

11.	It is not necessary under the laws of the Cayman Islands:

(a)	in order to enable any party to any of the Documents to enforce their rights under the Documents; or

(b)	solely by reason of the execution, delivery and performance of the Documents,

that any party to any of the Documents should be licensed, qualified or otherwise entitled to carry on business in the Cayman Islands or any other political subdivision thereof.

12.	Based solely upon our examination of the Register of Writs and other Originating Process of the Grand Court (the “Court Register”) on 8 December 2011 (the “Search Date”), we confirm that, as at 9.00am on the Search Date (the “Search Time”), there are no actions, suits or proceedings pending against the Company before the Grand Court and no steps have been, or are being, taken compulsorily to wind up the Company.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction.

Subject to the foregoing, we hereby consent (i) to the inclusion of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption “Validity of the Exchange Notes” in the Prospectus that is part of the Registration Statement; (ii) to your filing copies of this opinion as an Exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the Exchange Offer; and (iii) to reliance by Husch Blackwell LLP, United States Counsel to the Company, in connection with its opinion to be issued in connection with the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

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This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ WALKERS

WALKERS

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SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.	The Certificate of Incorporation dated 7 April 2006, Certificate of Incorporation on Change of Name dated 29 December 2008, Amended and Restated Memorandum and Articles of Association as adopted on 29 December 2008, minute book, Register of Members, Register of Directors, Register of Officers and Register of Mortgages and Charges, copies of which have been provided to us by its registered office in the Cayman Islands (together the “Company Records”).

2.	The Court Register kept at the Clerk of Court’s Office, George Town, Grand Cayman as at the Search Time.

3.	A Certificate of Good Standing dated 7 December 2011 in respect of the Company issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

4.	A copy of executed written resolutions of the Board of Directors of the Company dated 19 May 2011 (the “Resolutions”).

5.	Copies of the following:

(a)	the Indenture dated as of 19 May 2010 (the “Indenture”) between, inter alios, WireCo WorldGroup Inc., the Company, the other Guarantors set out therein and U.S. Bank National Association as Trustee (the “Trustee”); and

(b)	the Notation of Guarantee dated 19 May 2010 made by the Company in favour of the Holders (as defined in the Indenture) and the Trustee;

The documents listed in paragraphs 5(a) to (b) above inclusive are collectively referred to in this opinion as the “Documents”.

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SCHEDULE 2

ASSUMPTIONS

1.	All authorisations, approvals, consents, licences and exemptions required by, and all filings and other steps required of each of the parties to the Documents outside the Cayman Islands to ensure the legality, validity and enforceability of the Documents have been or will be duly obtained, made or fulfilled and are and will remain in full force and effect and any conditions to which they are subject have been satisfied.

2.	The Board of Directors of the Company considers the execution of the Documents and the transactions contemplated thereby to be in the best interests of the Company.

3.	No disposition of property effected by the Documents is made for an improper purpose or wilfully to defeat an obligation owed to a creditor and at an undervalue.

4.	The originals of all documents examined in connection with this opinion are authentic. The signatures, initials and seals on the Documents are genuine and are those of a person or persons given power to execute the Documents under the Resolutions or any power of attorney given by the Company to execute the Documents. All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals. The Documents conform in every material respect to the latest drafts of the same produced to us and, where provided in successive drafts, have been marked up to indicate all changes to such Documents.

5.	Subject to the next-following sentence, any Document if executed as a deed by any person, was executed as a single physical document (whether in counterpart or not) in full and final form. Where any Document was not executed as a single physical document by or behalf of any company, body corporate or corporate entity, the relevant signature page was attached to such Document by, or on behalf of, the relevant person or otherwise with such person’s express or implied authority.

6.	The Memorandum and Articles of Association reviewed by us are the Memorandum and Articles of Association of the Company in force at the date hereof.

7.	The Company Records are complete and accurate and constitute a complete and accurate record of the business transacted and resolutions adopted by the Company and all matters required by law and the Memorandum and Articles of Association of the Company to be recorded therein are so recorded.

8.	There are no records of the Company (other than the Company Records), agreements, documents or arrangements other than the documents expressly referred to herein as having been examined by us which materially affect, amend or vary the transactions envisaged in the Documents or restrict the powers and authority of the Directors of the Company in any way or which would affect any opinion given herein.

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9.	The Court Register constitutes a complete record of the proceedings before the Grand Court as at the Search Time.

10.	The Resolutions have been duly executed (and where by a corporate entity such execution has been duly authorised if so required) by or on behalf of each Director and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed.

11.	The Resolutions and any power of attorney given by the Company to execute the Documents remain in full force and effect and have not been revoked or varied.

12.	No resolution voluntarily to wind up the Company has been adopted by the members and no event of a type which is specified in the Article of Association of the Company as giving rise to the winding up of the Company (if any) has in fact occurred.

13.	As a matter of all relevant laws (other than the laws of the Cayman Islands), any power of attorney given by the Company to execute the Documents has been duly executed by the Company and constitutes the person named therein as the duly appointed attorney of the Company with such authority as is specified therein.

14.	None of the Documents constitute a mortgage or charge for the purposes of all relevant laws other than the laws of the Cayman Islands.

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SCHEDULE 3

QUALIFICATIONS

1.	We have not been asked to consider the enforceability of the Documents and no opinion in relation thereto is given herein or hereunder.

2.	Cayman Islands stamp duty will be payable if the Documents are executed in or brought to the Cayman Islands, or produced before a Court.

3.	Notwithstanding any purported date of execution in any of the Documents, the rights and obligations therein contained take effect only on the actual execution and delivery thereof but the Documents may provide that they have retrospective effect as between the parties thereto alone.

4.	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions and/or measures adopted by the European Union Council for Common Foreign & Security Policy extended to the Cayman Islands by the Order of Her Majesty in Council.

5.	Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing. The term “good standing” as used herein means that the Company is not currently in breach of its obligations to file the annual return, and pay the annual filing fees, due for the current calendar year, and having regard to any grace periods permitted under the Companies Law.

6.	The Court Register may not reveal whether an application for the appointment of a liquidator or a receiver has been presented to the Courts or whether any out of court appointment of a liquidator or a receiver has occurred. The Court Register may not reveal whether any pleadings filed subsequently to an originating process by which new causes of action and/or new parties are or may be added (including amended pleadings, counterclaims and third party notices) have been filed with the Grand Court prior to 8 December 2008 and they may not be updated every day.

7.	All powers of attorney granted by the Company in any of the Documents must be duly executed as deeds or under seal by persons authorised to do so:

(a)	if governed by the laws of the Cayman Islands; and/or

(b)	in order for the donee of the power and certain third parties to benefit from certain provisions of the Powers of Attorney Law (as amended) (the “Power of Attorney Law”).

8.	All powers of attorney granted by the Company in the Documents which by their terms are expressed to be irrevocable are irrevocable pursuant to the provisions of the Power of Attorney Law only if:

(a)	executed as a deed or under seal by persons authorised to do so; and

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(b)	given to secure a proprietary interest of the donee of the power or the performance of an obligation owed to the donee.

Where a power of attorney granted by the Company is expressed to be irrevocable and is given to secure:

(i)	a proprietary interest of the donee of the power; or

(ii)	the performance of an obligation owed to the donee,

then, so long as the donee has that interest or the obligation remains undischarged, the power shall not be revoked:

(i)	by the donor without the consent of the donee; or

(ii)	by the death, incapacity or bankruptcy of the donor, or if the donor is a body corporate, by its winding-up or dissolution.